Exhibit 10.2

Margaret M. Pego	Human Resources
Senior Vice President-Human Resources and Chief Human Resources Officer	80 Park Plaza, T4, Newark, NJ 07102 tel: 973-430-7243 fax: 973-643-6063
email: Margaret.Pego@pseg.com

June 8, 2011

Mr. Randall E. Mehrberg

RE:	CHANGE TO LIMITED PLAN BENEFIT

Dear Randy:

This letter addresses the change to the Supplemental Executive Retirement Income for Non-Represented Employees (“SERP”) as a result of the changes in the benefit formula to the Pension Plan for Public Service Enterprise Group Incorporated (the “Pension Plan”).

Your June 30, 2008 employment offer letter provides that your Limited Plan Benefit is a percentage of your final average earnings, less the aggregate value of certain other benefits. Although you are not Pension Plan participant, the 5-year final average earnings calculation currently used in the Limited Plan Benefit formula under the SERP is the same as that used in the Pension Plan formula. Effective January 1, 2012, the formula under the Pension Plan for MAST employees is changing from a 5-year final average earnings calculation to a 7-year final average earnings calculation. For consistency with the current plan design of the Pension Plan and the SERP, the Company decided to also change the formula for Limited Plan Benefits to a 7-year final average earnings calculation.

As such, it is requested that you consent to the following as a modification to your Limited Plan Benefit:

Effective January 1, 2012, your Limited Plan Benefit will be equal to (a) amount calculated as of December 31, 2011 using 5-year final average earnings, plus (b) amount calculated after December 31, 2011 using 7-year final average earnings.

R.E. Mehrberg	6/8/11

All other components of your Limited Plan Benefit will be calculated in accordance with the terms of the SERP, as amended from time to time, including but not limited to the application of the 30 points in the Limited Plan Benefit formula. The 30 points will be prorated based on the number of your actual years of credited service that you have as of December 31, 2011 and that you accrue during the period beginning on January 1, 2012 and ending on your termination date.

If you are in agreement with this modification, please confirm below and return to me.

Sincerely,

/s/ Margaret M. Pego

Margaret M. Pego
Senior Vice President – Human Resources and Chief Human Resources Officer

Agreed to on this     15     day of June 2011

/s/ Randall E. Mehrberg
Randall E. Mehrberg

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